Exhibit 99.1

Albany Molecular Research, Inc. Announces Fourth Quarter, Full Year 2006 Results
Posts Full Year Contract Revenue Growth of 12%

Albany, NY (February 12, 2007) — Albany Molecular Research, Inc. (NASDAQ: AMRI) today reported financial and operating results for the quarter and year ending December 31, 2006.

Financial highlights for the fourth quarter and other recent events include:

•                  Total contract revenue up 23% year-over-year

•                  Double-digit revenue growth in all contract services business lines — 52% increase in Discovery Services revenue, marking the fifth consecutive quarter of growth in this business component, and the fifth consecutive quarter of year-over-year growth

•                  Implementation of large scale manufacturing restructuring; fourth quarter restructuring charges expected to result in cost savings starting in the first quarter of 2007

•                  An increase in the number of developmental Large Scale Manufacturing products — from 11 at the beginning of 2006 to 15 products that are currently in late stage clinical trials with expected approval dates between now and 2011.  The Large Scale facility also produced new generic compounds for three customers who expect generic marketing approvals in 2007 and 2008

•                  Election of two healthcare industry veterans to AMRI’s Board of Directors

•                  Nomination of a compound from AMRI’s internal R&D program in oncology for advanced preclinical testing, with the goal of submitting an Investigational New Drug Application to the FDA in 2007

Fourth Quarter Results

Total revenue for the fourth quarter of 2006 was $46.6 million, an increase of 19% compared to total revenue of $39.1 million in the fourth quarter of 2005.

Total contract revenue for the fourth quarter of 2006 was $40.3 million, an increase of 23% compared to total contract revenue of $32.9 million in 2005. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

Contract revenue from Discovery Services in the fourth quarter of 2006 was $12.2 million, an increase of 52% from $8.1 million in 2005.  The increase was driven primarily by revenue resulting from the acquisition of ComGenex (now AMRI Hungary).  Contract revenue from Development and Small Scale Manufacturing services was $9.3 million, an increase of 21% compared to $7.7 million in 2005.  Contract revenue from Large Scale Manufacturing was $18.8 million, an increase of 10% compared to $17.1 million in 2005.

Recurring royalties from Allegra® in the fourth quarter of 2006 were $6.3 million and remained flat from $6.2 million in the fourth quarter of 2005.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.

As previously announced, during the fourth quarter of 2006 AMRI initiated the restructuring of its Large Scale Manufacturing facility in Rensselaer, NY in order to improve profitability.  AMRI recorded a charge of $1.6 million, net of taxes, or ($0.05) per diluted share, related to this restructuring initiative.  In addition, during the fourth quarter of 2006, AMRI entered into a letter of intent to sell its real estate assets in Mount Prospect, IL for approximately $1.5 million.  As a result, AMRI recorded an additional impairment charge of approximately $306,000, net of taxes, or ($0.01) per diluted share, in the fourth quarter of 2006 to reduce the carrying amount of these assets.  AMRI expects to close on the sale of the real estate in the first half of 2007.

The net loss under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the fourth quarter of 2006 was ($764,000), or ($0.02) per basic and diluted share, compared to net loss of ($942,000), or ($0.03) per basic and diluted share, in the fourth quarter of 2005.  Excluding the Large Scale restructuring and Mount Prospect impairment charges described above, net income in the fourth quarter of 2006 on an adjusted basis was $1.5 million, or $0.05 per diluted share.  Net loss in the fourth quarter of 2005 on an adjusted basis was ($0.2 million), or ($0.01) per basic and diluted share.  For a reconciliation of net income (loss) and earnings (loss) per diluted share as reported to adjusted net income and earnings per diluted share for 2006 and 2005 reporting periods, please see Table 1 at the end of this press release.

Full Year 2006

Total revenue for the twelve-month period ending December 31, 2006 was $179.8 million, a decrease of 2% compared to $183.9 million in 2005.   The decrease of $4.1 million was due to a reduction in Allegra royalties, as well as the discontinuation of one Large Scale Manufacturing product supplied to GE Healthcare in 2005. These decreases were substantially offset by revenue resulting from the acquisition of AMRI Hungary (formerly ComGenex), as well as increasing demand in all components of AMRI’s contract services business.

Total contract revenue for the full year was $152.8 million, an increase of 12% compared to $137.0 million in 2005.

Contract revenue from Discovery Services was $39.6 million, an increase of 44% compared to $27.5 million in 2005.  Contract revenue from Development and Small Scale Manufacturing was $36.2 million, an increase of 29% from $28.1 million in 2005.  Contract revenue from Large Scale Manufacturing was $77.0 million, a decrease of 5% compared to $81.4 million in 2005.

Recurring royalty revenue for the full year was $27.0 million, a decrease of 42% compared to $46.9 million in 2005.  Recurring royalties for the full year were adversely impacted by the at-risk launch of generic fexofenadine.

Net income for the full year 2006 was $2.2 million, or $0.07 per diluted share, compared to $16.3 million, or $0.50 per diluted share, in 2005.  Excluding impairment charges to reduce the carrying value of the Mount Prospect Research Center recorded in the second and fourth quarters of 2006, as well as the charges related to the Large Scale restructuring recorded in the fourth quarter of 2006, net income on an adjusted basis for the full year 2006 was $6.5 million, or $0.20 per diluted share compared to net income on an adjusted basis for the full year of 2005 of $17.6 million, or $0.55 per diluted share.  For a reconciliation of net income (loss) and earnings (loss) per diluted share as reported to adjusted net income and earnings per diluted share for 2006 and 2005 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and Chief Executive Officer Thomas E. D’Ambra, Ph.D. said, “AMRI’s performance during 2006 has been largely overshadowed by the loss of royalty revenue from the “at risk” launch of generic Allegra in September of 2005.  We continue to vigorously pursue defense of our intellectual property in the legal system and believe that a final outcome may still be favorable.  Nevertheless, the significant impact of this event on our financial results is largely behind us and we believe future year-over-year quarters will not be negatively overshadowed by Allegra like they were in 2006.  On the contract services front, for the second consecutive year, AMRI delivered double-digit growth, in spite of having to start 2006 in a hole due to the discontinuation of the manufacture of one product for GE Healthcare that contributed $17 million to contract revenues in 2005.  Despite a 42% decrease in Allegra revenue for the full year, AMRI total revenue was down only 2% — a testament to the strength of our contract services platform, which over the last few years has become diversified and global.  Our Discovery Services and Small Scale components have experienced very strong revenue growth due to the continued execution of our business plan, a strategic acquisition and organic growth.  We continue to be encouraged by positive signs at our Large Scale Manufacturing facility.  Revenue at this facility grew by 10% in the fourth quarter compared to the previous year.  We are aggressively moving forward with measures to improve margins at this facility, as evidenced by the restructuring initiative implemented this quarter, which we expect to result in significant cost savings and improve the profitability of this business.  In 2006, we have demonstrated that we can deliver on favorable contract revenue growth.  While not losing focus on revenue, we are increasing our attention on margins and hope to demonstrate positive results in 2007.  As we look back on the accomplishments of 2006 and forward to our forecasts for 2007, we remain optimistic that AMRI is entering a new, positive phase of its future.”

Liquidity and Capital Resources

At December 31, 2006, AMRI had cash, cash equivalents and investments of $107.2 million, compared to $103.0 million at September 30, 2006. The increase of $4.2 million in cash, cash equivalents and investments in the fourth quarter of 2006 was due primarily to cash flow from operations of $8.7 million, partially offset by purchases of property, plant and equipment of $4.0 million and principal payments on the company’s credit facility of $1.1 million. Total debt at December 31, 2006 was $18.5 million, compared to $19.6 million at September 30, 2006. Cash, cash equivalents and investments, net of debt, were $88.7 million at December 31, 2006. Total common shares outstanding, net of treasury shares, at December 31, 2006 were 32,672,250.

Contract Revenue Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the first quarter and full year of 2007.  “In the first quarter, we expect contract revenue to range from $37 million to $41 million, an increase of up to 13% versus the first quarter of 2006,” he said. “We anticipate strong demand in both Discovery Services and Development and Small Scale Manufacturing to drive this increase.  For the full year 2007, we expect contract revenue to range from $167 million to $177 million, an increase of up to 16% versus 2006 levels.  We expect demand at our international facilities to help fuel full year revenue growth.”

Full Year Highlights

During 2006, AMRI made a number of noteworthy announcements, including the following:

•                  The acquisition of ComGenex (now AMRI Hungary), providing a European base for AMRI in an EU member state with significantly lower cost structure, providing access to new markets for AMRI services, and bringing added technologies to AMRI’s contract services platform.

•                  The opening of a second laboratory at the company’s Hyderabad Research Centre in the ICICI Knowledge Park in India. The 3,400 square foot laboratory includes 12 walk-in scientific workstations and is currently being used for custom synthesis and medicinal chemistry support.

•                  The initiation of construction on a new 50,000 sq. ft. R&D centre at the Shapoorji Pallonji Biotech Park in Hyderabad, India, representing the first major expansion of the company’s Hyderabad Research Centre. Expected to be completed in late 2007, the facility will conduct contract projects in early stage drug discovery research and house a development laboratory. The centre is expected to add over 100 employees to the company’s existing Hyderabad operations in the nearby ICICI Knowledge Park.

•                  The election of Veronica G.H. Jordan, Ph.D. and Una S. Ryan, Ph.D., O.B.E. to the company’s Board of Directors. Each brings extensive experience and a record of accomplishment in the biotechnology, device and CRO sectors.

•                  The signing of a multi-year drug substance manufacturing agreement with New River Pharmaceuticals Inc. (NASDAQ: NRPH). AMRI will manufacture the active pharmaceutical ingredient in NRP104 (lisdexamfetamine dimesylate), which has received an approvable letter from the FDA for 30mg, 50mg and 70mg capsules for the treatment of Attention Deficit/Hyperactivity Disorder in children ages six to 12.

•                  The signing of another multi-year manufacturing agreement with a major pharmaceutical company to produce the bulk drug substance for a compound recently approved by the FDA. This compound was approved by the FDA in October and is expected to be launched in the near future.

•                  The successful completion of a FDA general systems audit with no Form 483 observations at AMRI’s large scale manufacturing subsidiary in Rensselaer, NY.

•                  The successful completion of a FDA inspection at the company’s cGMP manufacturing facility at 21 Corporate Circle in Albany, without a Form 483 finding.

•                  The implementation in July of an Oracle-based Enterprise Resource Planning (ERP) system at the company’s U.S. operations, with the goal of streamlining practices and driving operational efficiencies by identifying process improvements and cost reductions.

•                  The announcement of leadership changes following the Large Scale Manufacturing restructuring in Rensselaer and the approval of a four-year collective bargaining agreement with chemical operators and maintenance technicians at Rensselaer.

•                  A two-year natural products-based drug discovery collaboration with Bristol-Myers Squibb Company (NYSE: BMY).  The collaboration includes an upfront payment, research funding and opportunities for AMRI to receive milestone payments based on the achievement of specific development and commercialization goals. AMRI would also receive royalty payments on sales of commercial products that result from the collaboration.

•                  The signing of a letter of intent to sell real estate assets in Mount Prospect, IL.  The sale is expected to close in the first half of 2007.

Fourth Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on February 12, 2007 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-289-0726 (for domestic calls) or 913-981-5545 (for international calls) at 9:45 a.m. and provide conference code 4299861. In addition, the call is being webcast on the Internet and can be accessed on the company’s website, www.albmolecular.com.

Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on February 12, 2007. To access the replay by telephone, please call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 4299861. In addition, replays of the call will be available for three months on the company’s website at www.albmolecular.com/investor/investcc.html.

Founded in 1991, AMRI provides scientific services, technologies and products that improve quality of life while delivering excellence, value and maximum return. AMRI’s core business consists of a fee-for service contract services platform encompassing drug discovery, development and manufacturing; and a separate, standalone R&D division comprising proprietary technologies, internal drug discovery and bundled capabilities designed for more collaborative relationships. With locations in the U.S. , Europe, and Asia , AMRI provides customers with a range of services and cost models.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract revenue for the fourth quarter of 2006 and for the full year 2006, statements made by the company’s chief executive officer and chief financial officer, including statements under the caption “Contract Revenue Guidance,” statements regarding the strength of the company’s business and prospects, including statements concerning the expected revenue growth from and business demand for the company’s Discovery Services and Development and Small Scale Manufacturing business units, the expected revenue growth from demand at the company’s international facilities,  management’s forecasted annual savings, the company’s targeted workforce reduction and the timing of the forecasted savings from the implementation of large scale manufacturing restructuring, the expectation of improved profitability of large scale manufacturing, new active pharmaceutical ingredients manufactured by the company, the goal of submitting an Investigational New Drug Application to the FDA in 2007, profitability and sustaining the company’s momentum and long term growth, the company’s closing on the sale of its real estate assets in Mt. Prospect, IL in the first half of 2007, the completion of the Shapoorji Pallonji Biotech Center in Hyderabad, India, and the addition of over 100 employees to the company’s existing Hyderabad operations in the ICICI Knowledge Park. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra and the impact of the “at-risk” launch of generic Allegra on the company’s receipt of significant royalties under the Allegra license agreement, the risk of an “at-risk” launch of generic Allegra-D and the impact of that on the company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, uncertainty concerning charges associated with the company’s restructuring of its Large Scale Manufacturing business unit, which may be higher than estimated at this time, the risk that the company will not realize the anticipated cost savings from its restructuring plans during the time frame indicated, or even if the anticipated cost savings are achieved, that the Large Scale Manufacturing business unit may remain unprofitable or operate with low gross margins, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company and ComGenex to the acquisition of ComGenex, the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services, the failure by the company to retain key employees of ComGenex, failure to further develop and successfully market ComGenex’ service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 16, 2006, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Table 1: Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share (Unaudited)

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income (loss) and earnings (loss) per diluted share adjusted to exclude the 2006 restructuring charge related to our Large Scale Manufacturing facility, the impairment charge related to our Mount Prospect Research Center (MPRC), and the impact of a real property tax credit reduction, as well as 2005 charges related to the chemical library inventory impairment and a deferred tax asset impairment and the 2005 real estate tax credit, which management believes is outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) or earnings (loss) per diluted share prepared in accordance with GAAP.

	2006 Non-GAAP Adjustment Items
		Full
	Q4	Year
	2006	2006

Net (loss) Income, as reported	$(764)	$2,183
Mt Prospect Impairment	306	2,310
Real Property Tax	390	390
LS Restructuring	1,580	1,580
Net Income, as adjusted	$1,512	$6,463

EPS per diluted share, as reported	$(0.02)	$0.07
Mt Prospect Impairment	0.01	0.07
Real Property Tax	0.01	0.01
LS Restructuring	0.05	0.05
EPS per diluted share, as adjusted	$0.05	$0.20

	2005 Non-GAAP Adjustment Items
		Full
	Q4	Year
	2005	2005

Net (loss) Income, as reported	$(942)	$16,321
Chemical Library Inventory Impairment	1,303	1,303
Deferred tax asset impairment	785	785
Refund of prior years’ real property taxes	(1,318)	(784)
Net (loss) Income, as adjusted	$(172)	$17,625

EPS per diluted share, as reported	$(0.03)	$0.50
Chemical Library Inventory Impairment	0.04	0.04
Deferred tax asset impairment	0.02	0.02
Refund of prior years’ real property taxes	(0.04)	(0.02)
EPS per diluted share, as adjusted	$(0.01)	$0.55

Albany Molecular Research, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Contract revenue	$40,305	$32,865	$152,783	$136,988
Recurring royalties	6,313	6,239	27,024	46,918
Total revenue	46,618	39,104	179,807	183,906

Cost of contract revenue	32,846	28,043	128,610	112,642
Write-down of library inventories	—	2,063	—	2,063
Total cost of contract revenue	32,846	30,106	128,610	114,705

Technology incentive award	632	623	2,783	4,695
Research and development	3,503	3,429	11,428	14,468
Selling, general and administrative	9,240	7,316	31,899	26,494
Property and equipment impairment	470	—	3,554	—
Restructuring charge	2,431	—	2,431	—
Total costs and expenses	49,122	41,474	180,705	160,362

(Loss) income from operations	(2,504)	(2,370)	(898)	23,544

Net interest income	844	705	2,990	1,787
Other income (expense), net	149	(118)	150	(185)

(Loss) income before income tax expense	(1,511)	(1,783)	2,242	25,146

Income tax (benefit) expense	(747)	(841)	59	8,825

Net (loss) income	$(764)	$(942)	$2,183	$16,321

Basic (loss) earnings per share	$(0.02)	$(0.03)	$0.07	$0.51
Diluted (loss) earnings per share	$(0.02)	$(0.03)	$0.07	$0.50

Albany Molecular Research, Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
Years Ended December 31, 2006 and 2005
(In thousands, except per share amounts)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$26,124	$27,606
Investment securities, available-for-sale	81,040	100,304
Accounts receivable, net	34,747	22,238
Royalty income receivable	6,225	6,247
Inventory	22,644	30,603
Unbilled services	—	213
Prepaid expenses and other current assets	5,615	6,178
Property and equipment held for sale	1,500	5,376
Total current assets	177,895	198,765
Property and equipment, net	153,202	151,078
Goodwill	35,811	25,747
Intangible assets and patents, net	2,101	1,434
Equity investment in unconsolidated affiliates	956	956
Other assets	803	1,202
Total assets	$370,768	$379,182
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$17,790	$14,375
Deferred revenue	8,285	12,537
Accrued pension benefits	639	1,014
Income taxes payable	1,433	7,466
Current installments of long-term debt	4,541	4,536
Total current liabilities	32,688	39,928
Long-term liabilities:
Long-term debt, excluding current installments	13,993	18,521
Deferred income taxes	4,921	5,080
Pension and postretirement benefits	475	2,356
Environmental liabilities	236	236
Total liabilities	52,313	66,121
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, authorized 50,000 shares, 34,749 shares issued in 2006 and 34,471 shares issued in 2005	347	345
Additional paid-in capital	196,129	193,066
Unearned compensation—restricted stock	(3,002)	(1,921)
Retained earnings	161,320	159,137
Accumulated other comprehensive income (loss)	832	(395)
	355,626	350,232
Less, treasury shares at cost, 2,077 shares in 2006 and 2005	(37,171)	(37,171)
Total stockholders’ equity	318,455	313,061
Total liabilities and stockholders’ equity	$370,768	$379,182

Contacts:
Media — David Albert, Director of Communications, 518-464-0279 , ext. 2229
Investors — P. Curtis Schenck, Investor Relations Manager, 518-464-0279 , ext. 2933